Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

1.  Omega Technologies, Inc., an Ohio corporation

2.  Meridian Bioscience Corporation, an Ohio corporation

3.  Meridian Bioscience Europe, s.r.l., an Italian corporation

4.  Meridian Bioscience FSC, Inc., a Barbados corporation

5.  Gull Laboratories, Inc., a Utah corporation

6.  BIODESIGN International Incorporated, a Maine corporation

7.  Meridian Bioscience Europe S.A., a Belgium corporation

8.  Gull Europe S.A. Holding, a Belgium corporation

9.  Meridian Bioscience Europe B.V., a Netherlands corporation

10. Viral Antigens, Inc., a Tennessee corporation